Exhibit 16.1

June 24, 2024

Securities and Exchange Commission
100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Agrify Corporation under Item 4.01 of its Form 8-K dated June 21, 2024. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Agrify Corporation and Subsidiaries contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP